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                                                                     Exhibit 5.1






                          [LETTERHEAD OF STANLEY S. STROUP]

September 11, 1998

Board of Directors
Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, Minnesota  55479-1000

Ladies and Gentlemen:

     Pursuant to a registration statement on Form S-4 (the "Registration Statement"), Norwest Corporation (the "Corporation") is proposing to register under the Securities Act of 1933, as amended, a maximum of 910,000,000 shares (the "Shares") of its common stock, par value $1-2/3 per share ("Common Stock"), and associated preferred stock purchase rights (the "Rights"), for issuance (the "Issuance") in the proposed merger of Wells Fargo & Company with WFC Holdings Corporation, a wholly-owned subsidiary of the Corporation (the "Merger"). Also in connection with the Merger, the Corporation is proposing to amend its Restated Certificate of Incorporation to increase the Corporation's authorized shares of Common Stock to 4 billion shares, such amendment to be effective at the effective time of the Merger (the "Certificate Amendment").

     I have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as I have deemed necessary for this opinion, and I advise you that in my opinion:

               1. The Corporation is a corporation duly organized and existing under the laws of the state of Delaware.

               2. Upon the Issuance and the Certificate Amendment having been approved by the Corporation's stockholders and becoming effective under the General Corporation Law of the state of Delaware, and provided that a Rights Agreement providing for the issuance of Rights in conjunction with the issuance of Common Stock is in effect at the time of the Merger, (a) all necessary corporation action on the part of the Corporation will have been taken to authorize the Issuance and (b) when issued as described in the Registration Statement, the Shares and Rights will be legally and validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Matters" in the joint Proxy Statement-Prospectus which is part of the Registration Statement.

                                   Very truly yours,



                                   /s/ Stanley S. Stroup
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